Exhibit 99.2
RISK FACTORS
     An investment in the notes involves a significant degree of risk, including the risks described herein. You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this offering memorandum, prior to making an investment in the notes. The risks and uncertainties described below are not the only risks facing our Company. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such case, you may lose all or part or your investment in the notes.
Risks Related to this Offering and our Capital Structure
Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under the notes and our other debt obligations.
     We have a substantial amount of indebtedness. As of October 4, 2008, on a pro forma basis giving effect to the Transactions, we would have had approximately $1.3 billion in senior secured indebtedness (including the notes offered hereby), $755 million in senior unsecured indebtedness, including outstanding senior notes and debentures, approximately $54 million in unsecured notes payable and approximately $72 million in capital leases. [The term Transactions refers to our Asset Sale Transactions and our Refinancing Transactions. Asset Sale Transactions means our asset sales that closed after October 4, 2008 and prior to March 2, 2009 and Refinancing Transaction means our previously announced tender offer to purchase our senior notes due 2009, the issuance of the notes and the application of the proceeds thereof to purchase or repay the senior notes due 2009.]
       Our substantial indebtedness could have important consequences to you. For example, our substantial indebtedness may:
•	make it more difficult for us to satisfy our obligations, including the obligations relating to the notes;

•	limit our ability to borrow additional amounts in the future for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes or make such financing more costly;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest;

•	require us to sell assets (beyond those assets currently classified as “assets held-for-sale”) to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to competitive pressures and to general adverse economic and industry conditions, including fluctuations in market interest rates or a downturn in our business;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit, along with the restrictive covenants in our credit facilities and senior note indentures, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.
Despite our current indebtedness levels and the restrictive covenants set forth in agreements governing our indebtedness, we and our subsidiaries may still incur significant additional indebtedness, including secured indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.
     Subject to the restrictions in our senior secured credit facilities and the indentures governing the notes offered hereby, our senior notes due 2010, our senior notes due 2011 and our debentures due 2013, we and certain of our subsidiaries may incur significant additional indebtedness, including additional secured indebtedness. Although the terms of our senior secured credit facilities and the indentures governing the notes offered hereby, our senior notes due 2010, our senior notes due 2011 and our debentures due 2013 contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could increase.
The guarantees of the notes are subordinated to the guarantors’ existing and future senior obligations.
     The guarantees of the notes are subordinated to the guarantors’ existing and future senior obligations. The guarantees of the notes are the secured obligations of all of our domestic subsidiaries that guarantee the obligations under our senior secured credit facilities and are subordinated in right of payment to their existing and future senior debt, including under our senior secured credit facilities. Under some circumstances, the guarantors may not make payments on their subordinated guarantees if a default exists relating to the guarantors’ senior debt, including under our senior secured credit facilities.

Your right to receive payment on the notes will be effectively subordinated to our obligations under the senior secured credit facilities.
     The obligations under the notes and the related guarantees are secured by a third-priority lien on all our U.S. assets and the U.S. assets of the guarantors that secure our obligations under our senior secured credit facilities. Our obligations and the obligations of our domestic subsidiaries under our senior secured credit facilities are secured by security interests on substantially all of our and our domestic subsidiaries’ assets (excluding capital stock of subsidiaries, intercompany debt and “principal properties” referred to in our senior notes due 2010, our senior notes due 2011 and our debentures due 2013). The obligations of our foreign subsidiaries under our senior secured credit facilities are secured by security interests on substantially all our domestic and foreign assets (excluding capital stock of subsidiaries, intercompany debt and “principal properties” described above, subject to certain limitations). Our foreign subsidiaries will not be providing any guarantees or security for the notes. Accordingly, any borrowings by our foreign subsidiaries under our senior secured credit facilities and any other debt or other obligations of our foreign subsidiaries are “structurally senior” to the notes. In the event of our liquidation or insolvency, or if any of our secured indebtedness that is secured by a lien ranking prior to the lien on the collateral for the notes is accelerated, the assets securing such indebtedness will first be applied to repay our obligations under our secured priority lien indebtedness in full and then to repay our obligations under our indebtedness junior to such priority lien indebtedness, including under the notes. As a result, the notes are effectively subordinated to our senior secured credit facilities to the extent of the value of the assets securing that indebtedness. The holders of the notes may recover ratably less than the lenders of our secured indebtedness that is secured by a lien ranking prior to the lien on the collateral for the notes in the event of a bankruptcy or insolvency. As of October 4, 2008, on a pro forma basis giving effect to the Transactions, we would have had $1.0 billion of priority lien secured indebtedness (which excludes $82 million of letters of credit outstanding as of October 4, 2008), which constitutes our borrowings under the term loan and revolving credit portions of our senior secured credit facilities.
Our subsidiaries hold most of our assets and conduct most of our operations and, unless they are subsidiaries that guarantee the notes, they are not obligated to make payments on the notes.
     Most of our operations are conducted through our subsidiaries. Therefore, Dole Food Company, Inc., which is the issuer of the notes, depends on the cash flow of its subsidiaries to meet its obligations. Our subsidiaries are separate and distinct legal entities and, except for the existing and future domestic subsidiaries that will be subsidiary guarantors of the notes, they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Because the creditors of these non-guarantor subsidiaries have direct claims on the subsidiaries and their assets, the claims of holders of the notes are “structurally subordinated” to any existing and future liabilities of our non-guarantor subsidiaries. This means that the creditors of the non-guarantor subsidiaries have priority in their claims on the assets of our subsidiaries over the creditors of Dole Food Company, Inc. Accordingly, if a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary occurs, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to Dole Food Company, Inc. or its domestic subsidiaries.
     In addition, substantial portions of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our condensed consolidated balance sheet at October 4, 2008, were incurred by our subsidiaries. Our operating subsidiaries’ ability to make loans, distributions or other payments to Dole Food Company, Inc. will depend on their earnings, business, tax considerations and legal and contractual restrictions, which may adversely impact our ability to pay interest and principal due on the notes. As of and for the fiscal quarter ended October 4, 2008 and as of and for the fiscal year ended December 29, 2007, the non-guarantor subsidiaries represented more than half of our consolidated revenues, operating income, and our consolidated assets.
The notes will be secured only to the extent of the value of the assets that have been granted as security for the notes and in the event that the security is enforced against the collateral, the holders of the notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities.
     Substantially all the assets owned by Dole Food Company, Inc. and the subsidiary guarantors on the date of the indenture or thereafter acquired, and all proceeds therefrom (other than principal properties, capital stock of subsidiaries and intercompany debt), will be subject to first-priority and second-priority liens in favor of the lenders under our senior secured credit facilities. Our failure to comply with the terms of the senior secured credit facilities could entitle those lenders to declare all indebtedness thereunder to be immediately due and payable. If we were unable to service the indebtedness under the senior secured credit facilities, the lenders could foreclose on the assets that serve as collateral. In addition, the collateral securing the notes may secure certain hedging obligations and cash management obligations owing to the lenders or their affiliates as permitted by the terms of the senior secured credit facilities. The holders of the notes will have third-priority liens on such assets. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement of the lenders’ rights with respect to the collateral, the lenders under our senior secured credit facilities will be entitled to be repaid in full from the proceeds of all the pledged assets owned by Dole Food Company, Inc. and the subsidiary guarantors on the date of the indenture or thereafter acquired before any payment is made to the holders of the notes from the proceeds of that collateral.
     In addition, the collateral securing the notes will be subject to liens permitted under the terms of the indenture governing the notes and the intercreditor agreement, whether arising on or after the date the notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.
     No appraisals of any of the collateral have been prepared by us or on our behalf in connection with this offering. The fair market value of this collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if, contrary to the terms of the indenture, they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. In addition, local laws applicable to the enforcement of real estate liens could limit the amount and timing of the receipt of proceeds from the real estate collateral securing the notes. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.
     There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the notes.
        In addition, not all of our assets secure the notes. For example, the collateral will not include, among other things:
•	any property or assets owned by any of our foreign subsidiaries;

•	principal properties;

•	shares of capital stock or indebtedness of any restricted subsidiary (which indebtedness is then held by Dole or any restricted subsidiary);

•	voting equity interests of controlled foreign corporations in excess of 65%;

•	subject to limited exceptions, any governmental license, permit or other approval that, under the terms an conditions of such governmental license, permit or other approval or under applicable law, cannot be pledged without the consent of the relevant government authority which approval has note been obtained;

•	leasehold interests in real property;

•	margin stock; and

•	certain loans to growers and certain equity interests of persons that are not subsidiaries.

     To the extent that the claims of the holders of the notes exceed the value of the assets securing the notes and other liabilities, those excess claims will rank equally with the claims of the holders of our outstanding unsecured notes and any other indebtedness ranking pari passu with those unsecured notes. As a result, if the value of the assets pledged as security for the notes and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those excess claims may not be satisfied in full before the claims of our unsecured creditors are paid. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior secured credit facilities, which are first-priority and second-priority obligations, and claims of holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).
The rights of holders of notes to the collateral will be governed, and materially limited, by the intercreditor agreement.
     The rights of holders of notes to the collateral will be governed, and materially limited, by the intercreditor agreement. Pursuant to the terms of the intercreditor agreement, the holders of indebtedness under our senior secured credit facilities, which is secured on a first-priority and second-priority basis, will control substantially all matters related to the collateral. Under the intercreditor agreement, at any time that the indebtedness secured on a prior lien basis remains outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of notes will not have the ability to control or direct such actions, even if the rights of the holders of notes are adversely affected. Any release of prior liens upon any collateral approved by the holders of such prior liens will also release the third-priority liens securing the notes on substantially the same collateral, and holders of notes will have no control over such release.
     Furthermore, because the lenders under the senior secured credit facilities will control the disposition of the collateral securing the senior secured credit facilities and the notes, if there were an event of default under the notes, the lenders under the senior secured credit facilities could decide not to proceed against the collateral, regardless of whether or not there is a default under the senior secured credit facilities. In such event, the only remedy available to the holders of notes would be to sue for payment on the notes and the related subsidiary guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the notes.
The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.
     Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.
     In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks .
     The indentures governing the notes offered hereby, our senior notes due 2010, our senior notes due 2011 and our debentures due 2013 and our senior secured credit facilities contain various restrictive covenants that limit our and our subsidiaries’ ability to take certain actions. In particular, these agreements limit our and our subsidiaries’ ability to, among other things:
•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	issue preferred stock of subsidiaries;

•	make certain investments or acquisitions;

•	create liens on our assets to secure debt;

•	engage in certain types of transactions with affiliates;

•	place restrictions on the ability of Restricted Subsidiaries to make payments to us;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer and sell assets.
     These covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under our senior secured credit facilities and the indentures governing the notes offered hereby, our senior notes due 2010, our senior notes due 2011 and our debentures due 2013.
     A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or any other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws. Lastly, we have received approval from our lenders under our senior secured credit facilities to, among other things, add a first priority secured leverage maintenance covenant to the term loan facilities.
We may be unable to generate sufficient cash flow to service our debt obligations, including our obligations under the notes.
     To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include among others:
•	economic and competitive conditions;

•	changes in laws and regulations;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

     If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. If we are required to take any actions referred to above, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions on terms acceptable to us, or at all, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt agreements, in any of which events the default and cross-default risks set forth in the immediately preceding risk factor would become relevant.
     Furthermore, our 8.625% senior notes are due on May 1, 2009. At present, $345 million in principal amount of the senior notes due 2009 remain outstanding. To the extent that not all of the senior notes due 2009 are redeemed, purchased or repaid with net proceeds of the sale of the notes, they will need to be redeemed, purchased or repaid from other sources, including, without limitation, cash on hand or borrowings under our senior secured revolving credit facility. There can be no assurance that the net proceeds from the sale of the notes and such other sources will be sufficient to redeem, purchase or repay all of the senior notes due 2009. If they are not sufficient, and some of the senior notes due 2009 remain outstanding after the maturity date, an event of default would occur under the indenture governing the senior notes due 2009. If such an event of default were to occur, it would constitute an event of default under the cross-default provisions of our other senior notes and debentures indentures and of our senior secured credit facilities, in which event the indenture trustee or holders of at least 25% of the senior notes or debentures of any series, or lenders representing more than 50% of our senior secured term credit facility or more than 50% of our senior secured revolving debt facility could give notice of acceleration with respect to such series or facility, as appropriate, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws.
     We have received approval from our lenders to amend our senior secured credit facilities in order to be able to grant the liens under the notes. Such amendments would, among things, (i) increase the applicable margin for (x) the term loan facilities to LIBOR plus 5.00% or the base rate plus 4.00% subject to a 50 basis points step down when the priority senior secured leverage ratio was less than or equal to 1.75 to 1.00 and (y) for the revolving credit facility, to a range of LIBOR plus 3.00% to 3.50% or the base rate plus 2.00% to 2.50% and (ii) provide for a LIBOR floor of 3.00% per annum for our term loan facilities. We expect such amendments to become effective concurrently with the closing of this offering. The resulting increase in the interest rates under the senior secured credit facilities, as well as the increased interest rate of the notes offered hereby as compared to the 2009 notes, will have a material effect upon our cash available to fund operations, make capital expenditures or repay our debt, as compared to prior periods.
A breach of a covenant or other provision or failure to pay under our parent’s loan agreement may result in a default under our senior secured credit facilities.
     Our parent, DHM Holding Company, Inc., entered into an amended and restated loan agreement for $135 million on March 17, 2008 in connection with its investment in Westlake Wellbeing Properties, LLC. The obligations under such loan agreement mature on March 3, 2010. In addition, a $20 million principal payment on the loan is due on June 17, 2009. Failure to make this payment when due would give lenders under this loan agreement the right to accelerate that debt. Because our parent is a party to our senior secured credit facilities, any failure of our parent to pay the $20 million principal payment by June 17, 2009 or any other default under the parent’s agreement would result in a default under our senior secured credit facilities under the existing cross-default and cross-acceleration provisions set forth in those senior secured credit facilities. If such a default were to occur, our senior secured credit facilities could be declared due at the request of the lenders holding a majority of our senior secured debt under the applicable agreement and unless the default were waived we would no longer have the ability to request advances or letters of credit under our revolving credit facility. The acceleration of the indebtedness under our senior secured credit facilities would, if not cured within 30 days, also allow the holders of 25% or more in principal amount of any series of our notes or debentures the right to accelerate the maturity of such series. Although our parent has assured us that it expects to have sufficient funds available from its shareholders to timely make the $20 million principal payment by June 17, 2009, we cannot assure you that this will occur.
     As noted above, upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness or if any amounts are accelerated under our existing senior notes, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws.

In the event of our bankruptcy, the ability of the holders of notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.
     The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the intercreditor agreement, the holders of notes will agree not to seek or accept “adequate protection” consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to the collateral agent for the notes’ liens in an aggregate principal amount agreed to by the holders of prior lien obligations. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent under the indenture for the notes could foreclose upon or sell the collateral, and as a result of the limitations under the intercreditor agreement, the holders of notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection.”
     In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of notes will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding. These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.
The notes may be issued with original issue discount.
     The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. Accordingly, a holder subject to U.S. tax generally will be required to include in gross income accrued OID as taxable income in respect of the notes on a current basis before receiving cash attributable to that income.
If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.
     If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:
•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.
     Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Under the U.S. Bankruptcy Code, the holders of notes would only have the right to receive interest accruing after the commencement of a bankruptcy proceeding to the extent that the value of the collateral securing the notes and the guarantees (after taking into account all prior liens on such collateral) exceeds the claim of the holders of notes for principal and pre-petition interest on the notes. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.
The collateral securing the notes may be diluted under certain circumstances.

     The collateral that will secure the notes also secures our obligations under the senior secured credit facilities. This collateral may secure additional senior indebtedness that Dole Food Company, Inc. or certain of its subsidiaries incurs in the future, subject to restrictions on our ability to incur debt and liens under the senior secured credit facilities and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral. The senior secured credit facilities and the indentures permit debt securities secured by a junior lien to be issued to refinance our senior notes due 2009 and 2010 in an amount up to the greater of (x) $500 million (less the amount of notes issued pursuant to this offering) and (y) the amount of debt that would not cause the senior secured leverage ratio to exceed 3.75 to 1.00.
Any current or future grant of collateral might be avoidable in bankruptcy.
     Any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.
We may not have sufficient funds, or be permitted by our senior secured credit facilities, to repurchase the notes offered hereby, our senior notes due 2010, our senior notes due 2011 and/or our debentures due 2013 upon a change of control.
     In the event of a “change of control” (as defined in the indenture governing the notes offered hereby), we must offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. We have a similar obligation under the indentures governing our senior notes due 2010, our senior notes due 2011 and our debentures due 2013. In the event that we are required to make such an offer, there can be no assurance that we would have sufficient funds available to purchase any of the notes or our senior notes due 2010, our senior notes due 2011 or our debentures due 2013, and we may be required to refinance the notes, our senior notes due 2010, our senior notes due 2011 and/or our debentures due 2013. There can be no assurance that we would be able to accomplish a refinancing or, if a refinancing were to occur, that it would be accomplished on commercially reasonable terms.
     Our senior secured credit facilities prohibit us from repurchasing any of the notes, our senior notes due 2010, our senior notes due 2011 or our debentures due 2013, except under limited circumstances. Our senior secured credit facilities also provide that certain change of control events would constitute an event of default. In the event a change of control occurs at a time when we are prohibited from purchasing the notes, our senior notes due 2010, our senior notes due 2011 and/or our debentures due 2013, we could seek the consent of the lenders under our senior secured credit facilities to purchase the notes, our senior notes due 2010, our senior notes due 2011 and our debentures due 2013. If we did not obtain such a consent, we would remain prohibited from purchasing the notes, our senior notes due 2010, our senior notes due 2011 and/or our debentures due 2013. In this case, our failure to purchase would constitute an event of default under the indentures governing the notes, our senior notes due 2010, our senior notes due 2011 and/or our debentures due 2013.
     The change of control provisions in the indenture governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
Some of our debt, including the borrowings under our senior secured credit facilities, is based on variable rates of interest, which could result in higher interest expenses in the event of an increase in interest rates.
     As of October 4, 2008, $1.2 billion, or 50% of our total indebtedness, was subject to variable interest rates. If we borrow additional amounts under the revolving portion of our senior secured credit facilities, the interest rates on those borrowings may vary depending on the base rate or Eurodollar Rate (LIBOR). A 1% increase in the weighted average interest rates on our variable rate debt outstanding as of October 4, 2008, would result in higher interest expense of approximately $13 million per year.

If we were to become insolvent, insolvency proceedings might hinder the receipt of payment on the notes.
     An investment in the notes involves insolvency and bankruptcy considerations that investors should carefully consider. If we become a debtor subject to proceedings under the United States Bankruptcy Code, such circumstances are likely to result in delays in the payment of the notes and may result in our inability to make payment of all or a portion of the amounts due under the notes. Provisions of the United States Bankruptcy Code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of transfers by a trustee or debtor-in-possession, priorities among creditors, substantive consolidation, limitations on the collectability of unmatured interest or attorneys’ fees, and forced restructuring of the notes.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and the liens securing the guarantees and require noteholders to return payments received from subsidiary guarantors.
     Our creditors or the creditors of our subsidiary guarantors could challenge the subsidiary guarantees issued by our subsidiary guarantors and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the delivery of the subsidiary guarantee and the grant of the liens securing those guarantees could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee or at the time it granted its liens, (a) issued the guarantee or granted the liens with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (b) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and the incurrence of the liens, and if the subsidiary guarantor:
•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
     If the subsidiary guarantee issued by that subsidiary guarantor were avoided or limited under fraudulent conveyance or other laws, any claim you make against such subsidiary guarantor for amounts payable on the notes would be effectively subordinated to all of the indebtedness and other obligations of such subsidiary guarantor, including trade payables and any subordinated indebtedness.
     If the granting of liens to secure the subsidiary guarantees issued by our subsidiary guarantors were avoided or limited under fraudulent conveyance or other laws, the subsidiary guarantees would become unsecured claims to the extent of the avoidance or limitation, ranking equally with all general unsecured claims against such subsidiary guarantors.
     The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts, including contingent liabilities, as they become due.

     We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the subsidiary guarantees issued by our subsidiary guarantors or that such subsidiary guarantees would not be subordinated to the other indebtedness of our subsidiary guarantors.
There are restrictions on transfers of the notes and there is no established trading market for the notes and if one develops, it may not be liquid.
     We are issuing these notes and the related subsidiary guarantees in reliance on exemptions from registration under the Securities Act and applicable state laws. Accordingly, the notes and the related subsidiary guarantees may only be transferred or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. Following the issuance of the notes, we will be required, in limited circumstances, to commence an offer to exchange the notes for new notes that will be registered under the Securities Act or to register resales of the notes under the Securities Act within specified time periods. The SEC, however, has broad discretion whether to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Failure to have the registration statement declared effective or to complete the exchange offer for the notes would restrict the transfer of the notes and could adversely affect the liquidity and price of the notes.
     The notes are a new issue of securities, and there is no established trading market for the notes. If a trading market does not develop, or, if developed, does not continue, purchasers of the notes may not be able to sell them. If any of the notes are traded after their initial issuance hereby or exchange notes are issued in the exchange offer, they may trade at a discount from the initial offering price, depending upon:
•	the number of holders of such notes;

•	prevailing interest rates;

•	the interest of securities dealers in making a market in the applicable notes;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, credit rating, performance and prospects and prospects for companies in our industry generally.
     Although we expect that the notes will be eligible for trading in The PORTAL Marketsm, we do not intend to list the notes or any exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. In addition, the market for non-investment-grade debt securities has historically been subject to disruptions that have caused substantial price volatility independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the notes or the exchange notes, if any are issued, will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the notes and the exchange notes, if any are issued, may occur independent of our operating and financial performance and could have an adverse effect on holders of the notes. We cannot assure you that any liquid market for the notes or the exchange notes, if any are issued, will develop.
David H. Murdock and his controlled companies, which control us, may take actions that conflict with your interests.
     All of the voting power of our common stock is held by David H. Murdock and his controlled companies. Accordingly, Mr. Murdock controls the power to elect our directors, to appoint new management and to approve actions requiring stockholder approval, such as adopting most amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets.
     The interest of Mr. Murdock and his controlled companies could conflict with your interests as holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Mr. Murdock, as the equity holder, might conflict with your interests as a note holder. Mr. Murdock and his controlled companies may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you, as holders of the notes.

Risks Related to our Business
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.
     Fresh produce, including produce used in canning and other packaged food operations, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.
     Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease that affects banana cultivation in most areas where they are grown commercially. The costs to control this disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.
Our business is highly competitive and we cannot assure you that we will maintain our current market share.
     Many companies compete in our different businesses. However, only a few well-established companies operate on both a national and a regional basis with one or several branded product lines. We face strong competition from these and other companies in all our product lines.
     Important factors with respect to our competitors include the following:
•	Some of our competitors may have greater operating flexibility and, in certain cases, this may permit them to respond better or more quickly to changes in the industry or to introduce new products and packaging more quickly and with greater marketing support.

•	Several of our packaged food product lines are sensitive to competition from national or regional brands, and many of our product lines compete with imports, private label products and fresh alternatives.

•	We cannot predict the pricing or promotional actions of our competitors or whether those actions will have a negative effect on us.
     There can be no assurance that we will continue to compete effectively with our present and future competitors, and our ability to compete could be materially adversely affected by our leveraged position.
Our earnings are sensitive to fluctuations in market prices and demand for our products.
     Excess supplies often cause severe price competition in our industry. Growing conditions in various parts of the world, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.
     Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. Some items, such as lettuce, must be sold more quickly, while other items can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce.

     In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products. However, even if market prices are unfavorable, produce items which are ready to be, or have been harvested must be brought to market promptly. A decrease in the selling price received for our products due to the factors described above could have a material adverse effect on our business, results of operations and financial condition.
Our earnings are subject to seasonal variability.
     Our earnings may be affected by seasonal factors, including:
•	the seasonality of our supplies and consumer demand;

•	the ability to process products during critical harvest periods; and

•	the timing and effects of ripening and perishability.
     Although banana production tends to be relatively stable throughout the year, banana pricing is seasonal because bananas compete against other fresh fruit that generally comes to market beginning in the summer. As a result, banana prices are typically higher during the first half of the year. Our fresh vegetables segment experiences some seasonality as reflected by higher earnings in the first half of the year.

Currency exchange fluctuations may impact the results of our operations.
     We distribute our products in more than 90 countries throughout the world. Our international sales are usually transacted in U.S. dollars, and European and Asian currencies. Our results of operations are affected by fluctuations in currency exchange rates in both sourcing and selling locations. Although we enter into foreign currency exchange forward contracts from time to time to reduce our risk related to currency exchange fluctuation, our results of operations may still be impacted by foreign currency exchange rates, primarily the yen-to-U.S. dollar and euro-to-U.S. dollar exchange rates. For instance, we currently estimate that a 10% strengthening of the U.S. dollar relative to the Japanese yen, euro and Swedish krona would have reduced 2007 operating income by approximately $60 million excluding the impact of foreign currency exchange hedges. Because we do not hedge against all of our foreign currency exposure, our business will continue to be susceptible to foreign currency fluctuations.
Increases in commodity or raw product costs, such as fuel, paper, plastics and resins, could adversely affect our operating results.
     Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations, changes in governmental laws and regulations, agricultural programs, severe and prolonged weather conditions and natural disasters. Increased costs for purchased fruit and vegetables have in the past negatively impacted our operating results, and there can be no assurance that they will not adversely affect our operating results in the future.
     The price of various commodities can significantly affect our costs. For example, the price of bunker fuel used in shipping operations, including for fuel used in ships that we own or charter, is an important variable component of transportation costs. Our fuel costs have increased substantially in recent years, and there can be no assurance that there will not be further increases in the future. In addition, fuel and transportation cost is a significant component of the price of much of the produce that we purchase from growers or distributors, and there can be no assurance that we will be able to pass on to our customers the increased costs we incur in these respects.
     The cost of paper and tinplate are also significant to us because some of our products are packed in cardboard boxes or cans for shipment. If the price of paper or tinplate increases and we are not able to effectively pass these price increases along to our customers, then our operating income will decrease. Increased costs for paper and tinplate have in the past negatively impacted our operating income, and there can be no assurance that these increased costs will not adversely affect our operating results in the future.
We face risks related to our former use of the pesticide DBCP.
     We formerly used dibromochloropropane, or DBCP, a nematocide that was used on a variety of crops throughout the world. The registration for DBCP with the U.S. government was cancelled in 1979 based in part on an apparent link to male sterility among chemical factory workers who produced DBCP. There are a number of pending lawsuits in the United States and other countries against the manufacturers of DBCP and the growers, including us, who used it in the past. The cost to defend or settle these lawsuits, and the costs to pay any judgments or settlements resulting from these lawsuits, or other lawsuits which might be brought, could have a material adverse effect on our business, financial condition or results of operations.
The financing arrangements for the going-private merger transactions in 2003 may increase our exposure to tax liability.
     A portion of our senior secured credit facilities have been incurred by our foreign subsidiaries and were used to fund the going-private merger transactions in 2003 through which Mr. Murdock became our sole, indirect stockholder. Although we believe, based in part upon the advice of our tax advisors, that our tax treatment of such transactions was appropriate, it is possible that the Internal Revenue Service could seek to characterize the going-private merger and related financing transactions in a manner that could result in the immediate recognition of taxable income by us. These transactions are currently being reviewed by the Internal Revenue Service as part of our 2003 federal income tax audit. Any immediate recognition of taxable income would result in utilization of available tax losses, and could also potentially result in a material tax liability, which could have a material adverse effect on our business, results of operations and financial condition.

We face other risks in connection with our international operations.
     Our operations are heavily dependent upon products grown, purchased and sold internationally. In addition, our operations are a significant factor in the economies of many of the countries in which we operate, increasing our visibility and susceptibility to legal or regulatory changes. These activities are subject to risks that are inherent in operating in foreign countries, including the following:
•	foreign countries could change laws and regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our business, financial condition and results of operations;

•	in some countries, our operations are dependent on leases and other agreements; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.
     Banana imports from Latin America are subject to import license requirements and a tariff of 176 euros per metric ton for entry into the EU market. Under the EU’s previous banana regime, banana imports from Latin America were subject to a tariff of 75 euros per metric ton and were also subject to both import license requirements and volume quotas. These license requirements and volume quotas had the effect of limiting access to the EU banana market. The increase in the applicable tariff and the elimination of the volume restrictions applicable to Latin American bananas may increase volatility in the market, which could materially adversely affect our business, results of operations or financial condition.
     In 2005, we received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A in 2001. We have been contesting the tax assessment.
We may be required to pay significant penalties under European antitrust laws.
     The European Commission (the “EC”) issued a decision imposing a €45.6 million fine against Dole and its German subsidiary (the “Decision”) on October 15, 2008. On December 24, 2008, we appealed the Decision by filing an Application for Annulment (the “Application”) with the European Court of First Instance (the “CFI”).
     On December 3, 2008, the EC agreed in writing that if Dole made an initial payment of $10 million to the EC on or before January 22, 2009, then the EC would stay the deadline for a provisional payment, or coverage by a prime bank guaranty, of the remaining balance (plus interest as from January 22, 2009), until April 30, 2009. Dole made this initial $10 million payment on January 21, 2009.
     We believe that we have not violated the European competition laws and that our Application has substantial legal merit, both for an annulment of the Decision and fine in their entirety, or for a substantial reduction of the fine, but no assurances can be given that we will be successful on appeal. Furthermore, the initial payment and provision of a prime bank guaranty could materially impact our liquidity. We cannot predict the timing or outcome of our appeal of the European Commission’s Decision.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.
     Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, the subsequent response by the United States in Afghanistan, Iraq and other locations, and other acts of violence or war in the United States or abroad may affect the markets in which we operate and our operations and profitability. From time to time in the past, our operations or personnel have been the targets of terrorist or criminal attacks, and the risk of such attacks impacts our operations and results in increased security costs. Further terrorist attacks against the United States or operators of United States-owned businesses outside the United States may occur, or hostilities could develop based on the current international situation. The potential near-term and long-term effect these attacks may have on our business operations, our customers, the markets for our products, the United States economy and the economies of other places we source or sell our products is uncertain. The consequences of any terrorist attacks, or any armed conflicts, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.
Our worldwide operations and products are highly regulated in the areas of food safety and protection of human health and the environment.
     Our worldwide operations are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the use and disposal of pesticides and other chemicals. These regulations directly affect day-to-day operations, and violations of these laws and regulations can result in substantial fines or penalties. There can be no assurance that these fines or penalties would not have a material adverse effect on our business, results of operations and financial condition. To maintain compliance with all of the laws and regulations that apply to our operations, we have been and may be required in the future to modify our operations, purchase new equipment or make capital improvements. Further, we may recall a product (voluntarily or otherwise) if we or the regulators believe it presents a potential risk. In addition, we have been and in the future may become subject to lawsuits alleging that our operations caused personal injury or property damage.
We are subject to the risk of product liability claims.
     The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases. We have from time to time been involved in product liability lawsuits, none of which were material to our business. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.
We are subject to transportation risks.
     An extended interruption in our ability to ship our products could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our products could have a material adverse effect on our business, financial condition and results of operations. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner.
The use of herbicides and other potentially hazardous substances in our operations may lead to environmental damage and result in increased costs to us.

     We use herbicides and other potentially hazardous substances in the operation of our business. We may have to pay for the costs or damages associated with the improper application, accidental release or the use or misuse of such substances. Our insurance may not be adequate to cover such costs or damages or may not continue to be available at a price or under terms that are satisfactory to us. In such cases, payment of such costs or damages could have a material adverse effect on our business, results of operations and financial condition.

Events or rumors relating to the DOLE brand could significantly impact our business.
     Consumer and institutional recognition of the DOLE trademarks and related brands and the association of these brands with high quality and safe food products are an integral part of our business. The occurrence of any events or rumors that cause consumers and/or institutions to no longer associate these brands with high quality and safe food products may materially adversely affect the value of the DOLE brand name and demand for our products. We have licensed the DOLE brand name to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies over which we have no control may also have such adverse effects.
A portion of our workforce is unionized and labor disruptions could decrease our profitability.
     As of January 3, 2009, approximately 35% of our employees worldwide worked under various collective bargaining agreements. Some of our collective bargaining agreements will expire in fiscal 2009. Our other collective bargaining agreements will expire in later years. While we believe that our relations with our employees are good, we cannot assure you that we will be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. A prolonged labor dispute, which could include a work stoppage, could have a material adverse effect on the portion of our business affected by the dispute, which could impact our business, results of operations and financial condition.